UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA		91320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2014, Mr. Raymond Debbane of The Invus Group resigned from the Board of Directors (the “Board”) of Ceres, Inc. (the Company”). Mr. Debbane has served on the Company’s Board since March 1998. There was no disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On December 12, 2014, the Board appointed Mr. Aflalo Guimaraes of The Invus Group to serve as a Class I director of the Company for a term beginning December 12, 2014 and expiring at the Company’s annual meeting of stockholders in 2016, to fill the vacancy on the Board created by Mr. Debbane’s resignation. The Board has determined that Mr. Guimaraes is independent in accordance with the requirements regarding director independence set forth under applicable rules of the Nasdaq Stock Market and the Company’s Corporate Governance Guidelines. Mr. Guimaraes has also been appointed to the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Guimaraes will receive compensation consistent with the other non-employee directors of the Company. Such compensation currently includes an initial stock option grant to purchase 11,666 shares of common stock of the Company, an annual director retainer of $30,000, an annual stock option grant to purchase 5,833 shares of common stock of the Company, an additional annual retainer of $7,500 for serving as member of the Compensation Committee, and an additional annual retainer of $3,500 for serving as member of the Nominating and Corporate Governance Committee.

The Company has agreed to extend the exercise period through March 12, 2017 of all vested stock options held by Mr. Debbane. In exchange, Mr. Debbane has agreed to be available to provide advice to the Board of Directors and management of the Company as may be requested from time to time.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Ceres, Inc., dated December 15, 2014, Ceres Announces Changes to Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC

Date: December 15, 2014	By:	/s/ Paul Kuc
Name: Paul Kuc
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Ceres, Inc., dated December 15, 2014, Ceres Announces Changes to Board of Directors.